AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is dated March 30, 2012 to be effective as of January 1, 2012 (“Effective Date”) is entered into by and between Double Eagle Petroleum Co., a Maryland corporation (the “Company”), and Richard Dole (“Employee”). The Company and Employee are collectively referred to as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Company previously entered into an Employment Agreement with Employee dated September 1, 2008 (the “Prior Employment Agreement”);

WHERAS, the Company desires to continue the employment of Employee as its Chief Executive Officer and President, and Employee desires to be employed as the Chief Executive Officer and the President of the Company;

WHEREAS, the Company has recently reviewed its compensation practices and adopted a long-term incentive program (the “LTIP”); and

WHEREAS, the Company and Employee desire to enter into an amended agreement regarding the employment of Employee;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE ONE
POSITION & DUTIES

1.1 Title.

Employee shall serve as Chief Executive Officer and President of the Company and agrees to perform services for the Company and such other affiliates of the Company, as described herein.

1.2 Term.

Employee’s employment shall be for an initial term commencing on the Effective Date through December 31, 2012 (the “Term”), subject to the termination provisions herein. Employee hereby agrees to be engaged by the Company for the Term in such capacity. At the end of the Term, this Agreement shall automatically renew for a term of one (1) year unless this Agreement is superseded by a new agreement, or unless notice of non-renewal is delivered in writing by the Company at least sixty (60) days prior to the end of the term then in effect, or unless this Agreement is otherwise terminated pursuant to the provisions hereof. Each renewal agreement shall have a one-year term and will not include the equity grants set forth in Section 2.2. A notice of non-renewal of this Agreement by the Company to Employee shall give rise to the severance benefits described in paragraph 3.5 a. below pursuant to the terms and conditions set forth therein, unless the Company gives notice of termination for cause pursuant to Section 3.2 a. and Section 3.3 of this Agreement. If this Agreement is terminated for cause, there are no severance benefits. Bonuses, if any, shall not be deemed to be accrued or part of any severance package unless and until the Board of Directors has declared and awarded a bonus to Employee.

1.3 Duties and Responsibilities.

Employee shall perform the tasks consistent with the office or position designated herein and such other reasonable tasks directed by the Board of Directors of the Company. Employee hereby covenants and agrees to perform the services for which he is hereby retained in good faith and with reasonable diligence in light of attendant circumstances.

1.4 Performance of Duties.

During the term of the Agreement, except as otherwise approved by the Board of Directors or as provided below, Employee agrees to devote his full business time, effort, skill and attention to the affairs of the Company and its subsidiaries, will use his best efforts to promote the interests of the Company, and will discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. The foregoing shall not, however, preclude Employee from devoting reasonable time, attention and energy in connection with other activities outside his existing duties and responsibilities, provided that any such other activities do not interfere with the performance of his duties and services hereunder and do not conflict with the business interests of the Company, and further provided that Employee’s participation in any activities in the oil and gas industry or which may reasonably be deemed to conflict with the business interests of the Company is approved in advance by the Board of Directors.

1.5 Reporting Location.

For purposes of this Agreement, Employee’s reporting location shall be Denver, Colorado, which shall include the metropolitan area within a 60 mile radius from the Company’s current office at that location. The Company acknowledges that Employee’s permanent residence is Houston, Texas and that he will work from both Denver and Houston. During the term of Employee’s employment under the Prior Employment Agreement and this Agreement (and to be included in any renewal of this Agreement in a proportionate amount to the length of the renewal), Employee will be reimbursed by the Company for Employee’s properly documented out-of-pocket expenses for commuting from Houston, Texas to, Denver, Colorado, up to a maximum of $27,500 per annum.

ARTICLE TWO
COMPENSATION

2.1 Base Salary.

As compensation to Employee for the performance of his duties or obligations under this Agreement, Company shall pay Employee a base salary (the “Base Salary”) of THREE HUNDRED THIRTY THOUSAND AND NO/100 DOLLARS ($330,000.00) annually, payable, at the election of the Company, in monthly or semi-monthly installments subject to all federal, state, and municipal withholding requirements. The Base Salary shall be prorated for any partial calendar month of employment.

2.2 Equity Grants.

a. Prior Equity Grants. All restricted stock and stock options granted to Employee prior to the Effective Date of this Agreement, excluding the restricted stock granted under the LTIP as discussed in 2.2b, shall be governed by the terms of the Prior Employment Agreement and the relevant grant instrument.

b. LTIP Restricted Stock. Under the LTIP, the Company has granted to Employee 211,931 shares of the Company’s restricted common stock (the “Restricted Shares”). The Restricted Shares shall vest or be forfeited pursuant to the Double Eagle Petroleum Co. Restricted Stock Grant Terms (the “Grant Terms”) adopted by the Compensation Committee of the Board of Directors. Should there be any conflict or potential conflict between the terms of this Agreement and the Grant Terms with respect to the vesting or forfeiture of the Restricted Shares, the Grant Terms shall govern.

2.3 Bonus Awards within Discretion of Board.

In addition to receiving the Base Salary described in Section 2.1 and the equity grants described in Section 2.2, Employee may, in the sole discretion of the Board of Directors, be awarded such cash and/or non-cash bonuses (including stock options, restricted stock or any combination of cash and non-cash components) from time to time as are approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”) or by the Board of Directors directly. The annual bonus shall be based upon any annual cash incentive bonus plan adopted by the Compensation Committee. Any bonus under this Section 2.3 will be paid to Employee no later than March 15 of the calendar year following the calendar year during which the bonus was earned.

2.4 Employee Benefit Plans.

During the term of employment hereunder, Employee shall be eligible to participate in any employee benefit plans provided by the Company on the same basis as other similarly positioned or titled employees, as such plans may be changed from time to time, in accordance with the provisions of such plans, including, but not limited to, the Company’s qualified retirement plans and the Company’s stock incentive plan(s), if any. Employee hereby agrees and acknowledges that nothing in this Agreement shall guarantee Employee that any employee benefit plan shall be in effect during the term of his or her employment nor shall it guarantee Employee a right to any grant of stock options, restricted stock or any other right under any stock incentive plan, or other plan.

2.5 Vacation.

Commencing upon Employee’s employment with the Company, Employee shall accrue, four (4) weeks of vacation per calendar year, pro-rated proportionally for days worked as compared to the calendar year accruable days in total. Any increase to the number of weeks of vacation that accrue per calendar year based upon years of service shall be calculated in accordance with the Company’s vacation policy based upon Employee’s original hire date, assuming continuous employment with the Company. Unused vacation time may be carried over to a subsequent calendar year; provided, however, that no more than 1.5 times (1.5x) Employee’s authorized annual vacation allocation may be accrued, at any given time (including accrued vacation under the Prior Employment Agreement). Additionally, upon termination, Employee shall be paid for all accrued but unused vacation days.

2.6 Clawback.

Notwithstanding any other provisions in this Agreement to the contrary, any incentive based compensation, or any other compensation, paid or payable to Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, whether adopted during or after the term of this Agreement, will be subject to such deductions and recovery (clawback) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement or any policy of the Company adopted pursuant to any such law, government regulation, order or stock exchange listing requirement. Employee specifically authorizes the Company to withhold from his future wages any amounts that may become due under this provision. This Section 2.6 shall survive the termination of this Agreement for a period of three (3) years or such longer time period as required by law, government regulation, order, or stock exchange listing requirement.

ARTICLE THREE
TERMINATION OF EMPLOYMENT

Employee’s employment with the Company may be terminated as follows:

3.1 Death or Disability.

Upon the death or long-term disability of Employee, this Agreement will automatically terminate, and Employee (or his heirs in the case of death) will be entitled to receive his or her Base Salary and benefits as listed above for a period of six (6) months from the Date of Termination (as defined in Section 3.4 below). For purposes of this Agreement, “Disability” shall mean the absence of Employee from Employee’s duties hereunder on a full-time basis for an aggregate of 180 days within any given period of 270 consecutive days (in addition to any statutorily required leave of absence and any leave of absence approved by the Company) as a result of the incapacity of Employee, despite any reasonable accommodation required by law, due to bodily injury or disease or any other mental or physical illness of Employee.

All of Employee’s issued but unexercised or unvested stock options and restricted stock grants issued prior to September 30, 2011 shall become fully vested and exercisable upon Employee’s death or the termination of this Agreement due to Employee’s long-term disability and the stock options shall remain exercisable until they are exercised or expire per the terms of the option plan and/or agreement under which the options or shares were issued to Employee. All of Employee’s issued but unexercised or unvested stock options and restricted stock grants issued on or after September 30, 2011 shall, upon Employee’s death or the termination of this Agreement due to Employee’s long-term disability, become fully vested and exercisable or be forfeited in accordance with the Grant Terms, and the stock options that vest shall remain exercisable until they are exercised or expire per the terms of the option plan and/or agreement under which the option or shares were issued to Employee.

3.2 Termination by the Company.

a. Termination for Cause.

This Agreement may be terminated for “cause” by the Company immediately, without prior notice (except as indicated herein below) and without severance pay or severance benefits. For purposes hereof, “cause” shall mean any of the following events:

i.	Any embezzlement or wrongful diversion of funds of the Company or any Affiliate by Employee.

ii.	An indictment or conviction of Employee, or the entering of a plea of nolo contendere by Employee with respect to having committed a felony.

iii.	Acts of dishonesty or moral turpitude by Employee that are detrimental to the Company or an Affiliate.

iv.	Abandonment by Employee of his job duties or repeated absences from the Company-directed tasks which are not otherwise excused by the Company.

v.	Competing with the Company or otherwise diverting away from the Company business opportunities intended for the Company or which could reasonably benefit the Company’s core business.

vi.	An unauthorized use of the Company’s or an Affiliate’s name, trademark(s), service mark(s) or trade name(s), and all variations thereof and marks or names similar thereto, whether now or hereafter owned, licensed, or used by the Company.

vii.	Acts or omissions by Employee which are detrimental to the business of the Company or an Affiliate, the Company’s or an Affiliate’s interests and/or the Company’s or an Affiliate’s reputation.

viii.	Failure of Employee to comply with reasonable and lawful directives and/or policies of the Company that remains uncured for a period of at least thirty (30) days following written notice from the Company or the Board or a committee thereof to Employee of such alleged failure, which written notice describes in reasonable detail the nature of such alleged failure.

ix.	Any other material breach by Employee of any agreement between Employee and the Company that remains uncured for a period of at least thirty (30) days following written notice from the Company or the Board or a committee thereof to Employee of such alleged breach, which written notice describes in reasonable detail the nature of such alleged breach.

b.	Reserved

c.	Termination Without Cause

Notwithstanding the term provision of this Agreement, the Company may terminate Employee at any time without “cause”, upon providing written notice to Employee. Upon such termination, Employee shall have the rights set forth in Section 3.5 a. below subject to the terms and conditions of Sections 3.5 e. and 3.5 f.

d. Termination for Good Reason

Notwithstanding the term provision of this Agreement, Employee may terminate this Agreement for “good reason” 60 days after providing written notice to the Company of the “good reason” if the written notice is provided within 30 days following the good reason event and the “good reason” is not cured within the 60 day period following the notice. “Good reason” shall mean:

i.	A material breach by the Company of any agreement between Employee and the Company that remains uncured for a period of at least sixty (60) days following written notice by Employee to the Company of the breach.

ii.	A change in reporting location outside the reporting locations set forth in Section 1.5.

iii.	A material reduction in Employee’s responsibilities or a reduction in Employee’s base salary.

Upon termination by Employee for good reason, Employee shall have the rights set forth in Section 3.5 a. below, subject to the other terms and conditions of Sections 3.5 e. and 3.5 f.; except that if termination by Employee for good reason satisfies the conditions of Section 3.5 b., then Employee shall have the rights set forth in Section 3.5 b., subject to the other terms and conditions of Section 3.5b through 3.5 f. Such a termination shall be deemed to be an involuntary termination.

If the Company and Employee enter into litigation as to whether Employee’s termination validly qualifies as termination for “good reason,” “for cause” or as following a “change in control,” then the prevailing party in such action shall be awarded its or his reasonable costs and fees, including attorneys’ fees, resulting from such litigation up to a maximum of one hundred thousand dollars ($100,000). The Company and Employee agree that no punitive or consequential damages may be awarded as a result of such action or otherwise under this Agreement.

3.3 Notice of Termination.

Any termination of Employee’s employment hereunder by the Company or by Employee shall be communicated by a Notice of Termination (as defined below) to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which (a) indicates the specific termination provision in this Agreement relied upon; (b) in the case of a termination for disability or termination for cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated; and (c) specifies the Date of Termination (as defined in Section 3.4 below). The failure by the Company or Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of a disability or a termination for cause shall not waive any right of the Company or Employee hereunder or preclude the Company or Employee from asserting such fact or circumstance in enforcing the Company’s or Employee’s rights hereunder.

3.4 Date of Termination.

For purposes of this Agreement, the “Date of Termination” shall mean the effective date of termination of Employee’s employment hereunder, which date shall be (a) if Employee’s employment is terminated by Employee’s death, the date of Employee’s death; (b) if Employee’s employment is terminated because of Employee’s disability, the disability Effective Date; (c) if Employee’s employment is terminated by the Company (or applicable affiliated company) for cause, the date on which the Notice of Termination is given; and (d) if Employee’s employment is terminated for any other reason, including the resignation by Employee, the date specified in the Notice of Termination, which date shall in no event be earlier than the date such notice is given.

3.5 Severance Pay Provisions/Change in Control/Effect of Termination Without Cause by Company, for Good Reason by Employee, or Due to Resignation.

a. In the event this Agreement is agreed by Employee to be renewed, but is not renewed by the Company and is not superseded by a new agreement, or is terminated by Company without “cause,” or is terminated by Employee for “good reason,” then Employee’s sole remedy shall be limited to recovery by Employee from Company of his Base Salary for a period of twenty four (24)  months from the date of the expiration of this Agreement (in the case of termination without cause or for good reason, or Employee’s agreement to renew combined with the Company’s refusal to renew) or the Date of Termination of this Agreement and continuing health care benefits for a period of twenty four (24) months following such termination (the “Period”). If Employee elects continued group medical coverage for himself and his eligible dependents pursuant to COBRA, then (i) continued coverage for the lesser of the COBRA continuation period or the duration of the Period, with the same deductible and out-of-pocket expenses as apply to active employees (and their eligible dependents) from time to time during the COBRA continuation coverage period, and (ii) for the period beginning on the expiration of COBRA continuation coverage and ending on the last day of the Period, monthly reimbursements for the cost of premiums for health plan benefits comparable to such benefit plans provided to Employee at the time of termination of active employment. Notwithstanding the foregoing, any insurance reimbursement obligation set forth in this Section 3.5 a. shall lapse as of the date comparable coverage in connection with other employment is made available to Employee regardless of whether Employee participates in such alternate coverage program.  The terms and conditions of this Section 3.5 a. shall continue until the end of the Period notwithstanding the death or disability of Employee during said period.

In addition, all of Employee’s issued but unexercised or unvested stock options and restricted stock grants issued prior to September 30, 2011 shall become fully vested, and the stock options shall remain exercisable until they are exercised or expire per the terms of the option plan and/or agreement under which the options or shares were issued to Employee. All of Employee’s issued but unexercised or unvested stock options and restricted stock grants issued on or after September 30, 2011 shall become fully vested and exercisable or be forfeited in accordance with the Grant Terms, and the stock options that vest shall remain exercisable until they are exercised or expire per the terms of the option plan and/or agreement under which the options or shares were issued to Employee. Notwithstanding this Section 3.5 a., Employee shall not be entitled to payment pursuant to this Section 3.5 a. if he is entitled to payment pursuant to Section 3.5 b.

b. In the event of a Change in Control as defined below, if

1.	Employee is terminated without “cause” as defined in Section 3.2 a during the 12-month period following a Change in Control, or

2.	Employee terminates his employment for “good reason” as defined in Section 3.2 d during the 12-month period following the Change in Control,

then Employee shall be entitled to benefits in the form of a lump sum payment in the amount equal to his base salary and benefits (not including grants of common stock, options or other equity) for a period equal to thirty-six (36) months plus 100% of the total amount of cash bonuses granted to Employee in his capacity as an employee of the Company during the 36 months preceding the Change in Control (the “Change in Control Benefits”). Such payment of the Change in Control Benefits shall be paid within 30 days of the effective Date of Termination of Employee, as applicable pursuant to Section 3.4. The Change in Control Benefits provided for in this Agreement shall be in lieu of any other severance or termination pay to which Employee may be entitled under any Company severance or termination plan, program, practice or arrangement. Employee’s entitlement to any other compensation or benefits shall be determined in accordance with any Company employee benefit plans and any other applicable programs, policies and practices then in effect. In addition, if Employee’s employment is terminated without “cause” during the 12-month period following a Change in Control, or Employee terminates his employment for “good reason” during the 12-month period following the Change in Control, then (i) all of Employee’s issued but unexercised or unvested stock options and restricted stock grants issued prior to September 30, 2011 shall become fully vested, and the stock options shall become exercisable and shall remain exercisable until they are exercised or expire per the terms of the option plan and/or agreement under which the options or shares were issued to Employee, and (ii) all of Employee’s issued but unexercised or unvested stock options and restricted stock grants issued on or after September 30, 2011 shall become fully vested and exercisable or be forfeited in accordance with the Grant Terms, and the stock options that vest shall become exercisable and shall remain exercisable until they are exercised or expire per the terms of the option plan and/or agreement under which the options or shares were issued to Employee.

For the purposes of this Agreement, a Change in Control shall be defined, in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as the occurrence of any of the following events:

i.	If any one person, or more than one person acting as a group (as defined in Code Section 409A and Internal Revenue Service (“IRS”) guidance issued thereunder), acquires ownership of common stock of the Company that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the common stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than fifty (50) percent of the total fair market value or total voting power of the common stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control, or to cause a change in the effective control of the Company (within the meaning of Code Section 409A and IRS guidance issued thereunder). An increase in the percentage of common stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this Section. This paragraph applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in such Company remains outstanding after the transaction;

ii.	If any one person, or more than one person acting as a group (as determined in accordance with Code Section 409A and IRS guidance thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of common stock of the Company possessing thirty (30) percent or more of the total voting power of the common stock of the Company;

iii.	If a majority of members on the Company’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election (provided that for purposes of this paragraph, the term Company refers solely to the “relevant” Company, as defined in Code Section 409A and IRS guidance issued thereunder), for which no other Company is a majority shareholder; or

iv.	If there is a change in the ownership of a substantial portion of the Company’s assets, which shall occur on the date that any one person, or more than one person acting as a group (within the meaning of Code Section 409A and IRS guidance issued thereunder) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

c. In the event that the Change in Control Benefits provided for under Section 3.5 b. constitute “parachute payments” within the meaning of Section 280G of the Code, and but for this Section 3.5 c., would be subject to the excise tax imposed by Section 4999 of the Code, then the Change in Control Benefits under Section 3.5 b. will be either: (i) delivered in full, or (ii) delivered as to such lesser extent that would result in no portion of such Change in Control Benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of Change in Control Benefits, notwithstanding that all or some portion of such Change in Control Benefits may be taxable under Section 4999 of the Code; provided, however, that Employee may elect to receive Change in Control Benefits that would result in no portion of such Change in Control Benefits being subject to excise tax under Section 4999 of the Code even if such payment would not result in the greatest amount of Change in Control Benefits to Employee. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 3.5 c. will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. In the event the Accountants determine that this Section requires a reduction in Employee’s Change in Control Benefits, Employee will be provided the reasonable opportunity to determine the order in which Change in Control Benefits will be reduced. If Employee fails to make an appropriate reduction election within the reasonable time period determined by the Compensation Committee, or the Company’s Board of Directors if no Compensation Committee exists, in its sole discretion, the order of reduction will be determined by the Compensation Committee or the Company’s Board of Directors, if applicable.

d. If Employee terminates Employee’s employment with the Company by resignation, other than resignation for “good reason”, such termination shall be without any severance pay or severance benefits and Employee shall be entitled only to such compensation hereunder that has accrued as of the Date of Termination.

e. As a condition and requirement in order to receive any payment pursuant to Section 3.5 a. or Section 3.5 b. above, Employee must sign and deliver to the Company a full release of the Company from any claims that Employee may have against the Company, and Employee must return to the Company all information, documents, records, memoranda, drafts, emails, notes, data or other non-public information that is recorded in any electronic, audio, video or other manner that was furnished to Employee or produced by Employee in connection with Employee’s employment, except for documents relating to compensation or benefits to which Employee is entitled following Employee’s resignation. Employee also shall be required to return all other Company property and equipment, including keys and access cards. The form of release to be signed and delivered by Employee to the Company will be provided by the Company.

f. Notwithstanding anything to the contrary contained in this Section 3.5, if Employee is a Specified Employee (as defined herein) on the date of termination and, as a result thereof, Section 409A of the Code and the rules promulgated thereunder would so require, payment of the severance benefit provided pursuant to Section 3.5 a. shall begin on the first day following the six-month anniversary of the Date of Termination, and, the lump sum payment of the Change in Control Benefit shall be made on the first day following the six-month anniversary of the Date of Termination.

ARTICLE FOUR
CONFIDENTIALITY

4.1 Confidentiality.

In consideration of employment by the Company and Employee’s receipt of the salary and other benefits associated with Employee’s employment, and in acknowledgment that:

a. the Company is engaged in the oil and gas business,

b. the Company maintains secret and confidential information,

c. during the course of Employee’s employment by the Company, such secret or confidential information may become known to Employee, and

d. full protection of the Company’s business makes it essential that no employee appropriate for his or her own use, or disclose, such secret or confidential information,

Employee agrees that, during the time of Employee’s employment and for a period of one (1) year following the termination of Employee’s employment with the Company, Employee will hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for his own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings, or other confidential or proprietary information of any kind, nature, or description (regardless of whether acquired, learned, obtained, or developed by Employee alone or in conjunction with others) belonging to or concerning the Company or any of its subsidiaries, except (i) with the prior written consent of the Company duly authorized by its Board of Directors, (ii) in the course of the proper performance of Employee’s duties hereunder, (iii) for information (A) that becomes generally available to the public other than as a result of unauthorized disclosure by Employee or his affiliates or (B) that becomes available to Employee on a non-confidential basis from a source other than the Company or its subsidiaries who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation, to the Company, or (iv) as required by applicable law or legal process. Notwithstanding the forgoing, this Section is not intended, nor shall be construed, to prohibit Employee’s general knowledge, skill and experience or Employee’s inventive powers.

4.2 Non-Competition.

Except as provided in the last sentence of this paragraph, during Employee’s employment with the Company and for so long as Employee receives any severance payments or benefits under this Agreement in respect of the termination of his employment, Employee shall not be engaged as an officer or employee of, or in any way be associated in a management or ownership capacity with any corporation, company, partnership or other enterprise or venture that conducts a business in direct competition with the business of the Company as of the Date of Termination; provided, however, that Employee may own not more than two percent (2%) of the outstanding securities, or equivalent equity interests, of any class of any corporation, company, partnership, or other enterprise that is in direct competition with the business of the Company, which securities are listed on a national securities exchange or traded in the over-the-counter market. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

4.3 Non-Solicitation.

Employee also agrees that he will not, directly or indirectly, during the term of his employment or for so long as Employee receives any severance payments or benefits under this Agreement in respect of the termination of his employment for any reason, in any manner, either (a) employ, or permit an entity by which he becomes employed or of which he becomes a director, to employ, any person who was employed by the Company on the Date of Termination or 45 days prior to the Date of Termination; or (b) encourage, persuade, or induce any other employee of the Company to terminate his employment, or any person or entity engaged by the Company to represent it to terminate that relationship without the express written approval of the Company. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

4.4 Indemnification.

a. In the event Employee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any action, suit or proceeding by reason of his being or having been an officer of the Company, then the Company shall indemnify Employee against expenses reasonably incurred and/or liability incurred in connection with any such action, suit or proceeding, and advance expenses to Employee, to the fullest extent permitted by the Company’s Articles of Incorporation and bylaws now in effect, by the common law, by the General Corporation Law of the State of Maryland (the “GCLM”) or other applicable law in effect on the date hereof, and to any greater extent that the GCLM or applicable law may in the future from time to time permit. Employee shall be indemnified as soon as practicable but in any event no later than forty-five (45) days after written demand is presented to the Company by Employee, and any indemnified amount shall include any and all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties or amounts paid in settlement) of such action, suit or proceeding for which Employee presents valid invoices and/or receipts. If so requested by Employee, the Company shall advance to Employee, within five (5) business days of such request, reasonable expenses (an “Expense Advance”) incurred in defending any action, suit or proceeding, provided that Employee shall provide valid invoices and/or receipts for such expenses to be advanced, and further provided that Employee shall execute and deliver to the Company an undertaking that Employee shall repay to the Company any Expense Advance if it shall ultimately be determined by a court of competent jurisdiction that Employee is not entitled to be indemnified.

b. i. Upon written demand or other request by Employee for indemnification hereunder, Employee shall be entitled to such indemnification unless (A) Employee did not act in good faith in a manner that was reasonable and in the best interests of the Company; (B) Employee’s act or omission was material to the matter giving rise to the liability and was committed in bad faith or was the result of active or deliberate dishonesty; (C) Employee actually received an improper personal benefit in money, property or services; or (D) in the case of a criminal proceeding, Employee had reasonable cause to believe the act or omission was unlawful.

ii. In the event of a settlement before or after any action or suit, indemnification shall be provided only in connection with such matters covered by settlement as to which the Company is advised by the Reviewing Party (as defined below) that Employee was not guilty of such fraud or misconduct as is covered by the provisions of Section 4.4 b.i. above.

iii. Employee shall not consent to the settlement of any action, suit or proceeding involving his role as an officer of the Company without first obtaining the Company’s written consent, and the Company shall not be liable to indemnify Employee for any amounts paid in settlement of any action, suit or proceeding affected without its written consent, which consent shall not be unreasonably withheld. The Company shall not be required to obtain the consent of Employee to settle any action, suit or proceeding that the Company has undertaken to defend if the Company assumes full and sole responsibility for such settlement and such settlement grants Employee a complete and unqualified release in respect of any potential liability.

c. Promptly after receipt by Employee of notice of the commencement of any action, suit or proceeding, Employee will, if a claim in respect thereof is to be made against the Company under this Section 4.4, notify the Company in writing of the commencement thereof. The omission by Employee to so notify the Company will not relieve the Company from any liability that it may have to Employee under this Section 4.4 or otherwise, except to the extent that the Company may suffer material prejudice by reason of such failure. Notwithstanding any other provision of this Section 4.4, with respect to any such action, suit or proceeding as to which Employee gives notice to the Company of the commencement thereof:

i. The Company will be entitled to participate therein at its own expense.

ii.	Except as otherwise provided in this Section 4.4, to the extent that it may wish, the Company, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense thereof with counsel reasonably satisfactory to Employee. After notice from the Company to Employee of its election to so assume the defense thereof, the Company shall not be liable to Employee under this Agreement for any legal or other expenses subsequently incurred by Employee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Employee shall have the right to employ Employee’s own counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Employee unless (A) the employment of counsel by Employee and payment for same by the Company has been authorized by the Company; (B) Employee shall have reasonably concluded that there may be a conflict of interest between the Company and Employee in the conduct of the defense of such action and such determination by Employee shall be supported by an opinion of counsel, which opinion shall be reasonably acceptable to the Company; or (C) the Company shall not in fact have employed counsel to assume the defense of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which Employee shall have reached the conclusion provided for in clause (B) above.

d. If the Company advances Expense Advances or other funds for indemnification pursuant to this Section, and, subsequently, indemnification pursuant to this Section is declared unenforceable by a court of competent jurisdiction, or an independent third party, paid by the Company, that is reviewing the indemnification set forth herein (the “Reviewing Party”) reasonably determines that Employee is not entitled to indemnification pursuant to this Section, then Employee shall have the right to retain the indemnification payments until all appeals of the court’s or the Reviewing Party’s decision have been exhausted.

e. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors or assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, executors and personal and legal representatives. This Section 4.4 shall continue in effect regardless of whether Employee continues to serve as an officer or director of the Company or of any other enterprise at the Company’s request.

ARTICLE FIVE
MISCELLANEOUS

5.1 Time of Essence.

Time is of the essence with respect to this Agreement and same shall be capable of specific performance without prejudice to any other rights or remedies under law.

5.2 Benefit.

This Agreement shall inure to and be binding upon the undersigned and their respective heirs, representatives, successors and permitted assigns. This Agreement may not be assigned by either party without the prior written consent of the other party.

5.3 Governing Law.

This Agreement shall be governed by, and construed in accordance with the laws of the State of Colorado without resort to any principle of conflict of laws that would require application of the laws of any other jurisdiction; provided, however, that the Maryland corporate laws shall be applicable to the rights of Employee as a shareholder with regard to vested Company shares that Employee may acquire pursuant to this Agreement.

5.4 Counterparts.

This Agreement may be executed in counterparts and via facsimile, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

5.5 Severability.

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or enforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or enforceable provision had never been contained herein.

5.6 Construction.

Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

5.7 Captions for Convenience.

All captions herein are for convenience or reference only and do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

5.8 No Waiver.

No waiver of or failure to act upon any of the provisions of this Agreement or any right or remedy arising under this Agreement shall be deemed or shall constitute a waiver of any other provisions, rights or remedies (whether similar or dissimilar).

5.9 Amendment.

This Agreement may be amended only by a writing signed by all of the Parties hereto.

5.10 Entire Contract.

This Agreement and the documents and instruments referred to herein constitute the entire contract between the Parties to this Agreement and supersede all other understandings, written or oral, with respect to the subject matter of this Agreement. The Parties acknowledge and agree that the Prior Employment Agreement shall automatically terminate upon the execution of this Agreement.

5.11 Notices.

All notices, requests, demands, directions and other communications (“Notices”) concerning this Agreement shall be in writing and shall be mailed, delivered personally, sent by telecopier or facsimile, or emailed to Employee at Employee’s address. When mailed, each such Notice shall be sent by first class, certified mail, return receipt requested, enclosed in a postage prepaid wrapper, and shall be effective on the fifth business day after it has been deposited in the mail. When delivered personally, each such Notice shall be effective when delivered to Employee’s address, provided that it is delivered on a business day and further provided that it is delivered prior to 5:00 p.m., local time of Employee, on that business day; otherwise, each such Notice shall be effective on the first business day occurring after the date on which the Notice is delivered. When sent by email, telecopier or facsimile, each such Notice shall be effective on the day on which it is sent provided that it is sent on a business day and further provided that it is sent prior to 5:00 p.m., local time of Employee, on that business day; otherwise, each such Notice shall be effective on the first business day occurring after the date on which the Notice is sent. Each Notice shall be addressed to the Party to be notified as shown below:

(a)	if to the Company:	Double Eagle Petroleum Co. 1675 Broadway, Suite 2200 Denver, Colorado 80202 Facsimile No. (303) 794-8451 Attention: Chairman of the Compensation Committee of the Board
(b)	if to Employee:	To be provided

IN WITNESS WHEREOF, the Parties have set their hands and seals hereunto on the dates set forth below to be effective as of the Effective Date.

“Company”	“Employee”
Double Eagle Petroleum Co.	Richard Dole
By: /s/ Roy Cohee	By: /s/ Richard Dole

Roy Cohee	Richard Dole
Chairman of the Compensation Committee of the Board	Chief Executive Officer and President

Date of Execution: March 30, 2012 Date of Execution: March 30, 2012